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                                                                      Exhibit 12

                                   BELO CORP.
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                                            Nine months ended
                                                            Year Ended December 31,                            September 30,
                                          ------------------------------------------------------------     ---------------------
                                            1998          1999        2000        2001         2002         2002         2003
                                            ----          ----        ----        ----         ----         ----         ----
Earnings:
        Earnings before income taxes
              and the cumulative effect
              of accounting changes       $130,460      $276,453    $266,834     $ 21,763     $213,454     $139,125     $140,130
        Add: Total fixed charges           112,082       115,835     137,747      115,838      108,054       82,892       73,705
        Less: Interest capitalized           1,680         2,552       2,398          489          573          539          425
                                          --------      --------    --------     --------     --------     --------     --------
                    Adjusted earnings     $240,862      $389,736    $402,183     $137,112     $320,935     $221,478     $213,410
                                          ========      ========    ========     ========     ========     ========     ========
Fixed Charges:
        Interest                          $109,318      $113,322    $135,150     $113,145     $105,359     $ 80,896     $ 71,033
        Portion of rental expense
              representative of the
              interest factor (1)            2,764         2,513       2,597        2,693        2,695        1,996        2,672
                                          --------      --------    --------     --------     --------     --------     --------
                    Total fixed charges   $112,082      $115,835    $137,747     $115,838     $108,054     $ 82,892     $ 73,705
                                          ========      ========    ========     ========     ========     ========     ========
Ratio of Earnings to Fixed Charges            2.15x         3.36x       2.92x        1.18x        2.97x        2.67x        2.90x
                                          ========      ========    ========     ========     ========     ========     ========

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(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.